NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (the “Agreement”) is made and entered into on July 3, 2008, by and between Knight Energy Corp., a Maryland corporation, with its principal place of business located at 909 Lake Carolyn Parkway, Suite 850, Irving, Texas 75039 (the “Company”), and the party listed on the attached “Schedule of Lenders” (the “Lender”).

Recitals

A. The Company and the Lender are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by (i) the provisions of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and (ii) Section 4(2) under the 1933 Act.

B. The Lender desires to purchase from the Company, and the Company desires to sell to the Lender, upon the terms and conditions stated in this Agreement, the Company’s $2,500,000 15% Senior Secured Promissory Note in the form attached as Exhibit A (the “Note”). The Note shall be sold in a closing (the “Closing”) as specified herein.

C. Contemporaneously with the execution and delivery of this Agreement, the Company is executing and delivering to the Lender an Amendment to Security Agreement in the form attached as Exhibit B (the “Amendment”), pursuant to which the Company has agreed to secure its obligations under the Note with a first-priority security interest in all existing and hereafter acquired assets owned by the Company.

D. As additional security for the Company’s obligations under the Note, contemporaneously with the execution and delivery of this Agreement, Charles Hill Drilling, Inc. (“CHD”), which is a wholly-owned subsidiary of the Company, is executing and delivering an Amendment to Corporate Guaranty in the form attached as Exhibit C (the “Subsidiary Amendment”) pursuant to which CHD is guarantying payment of the Note and securing its obligations under that guaranty with a first-priority security interest in all of its existing and hereafter acquired assets. Contemporaneously with the execution and delivery of the Subsidiary Amendment, CHD is also executing and delivering to the Lender an amendment to the Deed of Trust, Security Agreement, Assignment of Production and Financing Statement from CHD to J. Patrick Murphy, Trustee, for the benefit of the Lender, dated May 20, 2008 (the “Deed of Trust”), such amendment to be in the form attached as Exhibit D (the “Amendment to Deed of Trust”).

Agreements

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender hereby agree as follows:

1. Purchase and Sale of the Note.

(a) Purchase. At the Closing, the Lender agrees to purchase the Note from the Company, and the Company agrees to sell the Note to the Lender. The purchase price for the Note (the “Purchase Price”) shall be as set forth on the Schedule of Lenders. For the Closing, out of the Purchase Price there shall be paid (i) to the Lender a non-refundable origination fee in an amount equal to five percent (5%) of the Purchase Price and (ii) such other amounts as may be included in the Disbursement Instructions attached as Exhibit E (the “Disbursement Instructions”). The disbursements specified in the Disbursement Instructions shall be made on the Closing Date (as defined below).

(b) The Closing. The date of the Closing (the “Closing Date”) shall be July 3, 2008, or such other date as the parties may mutually agree in writing. On or before the Closing Date,  (i) the Lender shall have delivered the Purchase Price to the Escrow Agent (as defined in the Escrow Agreement in the form attached as Exhibit F (the “Escrow Agreement”)) in the manner set forth in paragraph (c) below, (ii) the Company shall have delivered to the Escrow Agent originals of (A) this Agreement, (B) the Note, (C) the Amendment, (D) the Subsidiary Amendment, (E) the Amendment to Deed of Trust, (F) the Disbursement Instructions, (G) the Escrow Agreement and (H) such other items as may be required by this Agreement or any of the other documents (collectively, the “Closing Documents”), each duly authorized and executed by the Company and/or any other parties thereto (other than the Lender) and (iii) the Lender shall have delivered to the Escrow Agent executed originals of those Closing Documents which are to be signed by the Lender.

(c) Payment. The Lender shall pay the Purchase Price by wire transfer of immediately available funds in United States Dollars, to be deposited into the Escrow Account (as defined in the Escrow Agreement), against delivery to the Escrow Agent of the Closing Documents by the Company. At the Closing, the Escrow Agent shall be responsible for disbursement of the Purchase Price according to the Disbursement Instructions and delivery of the Closing Documents to the Lender (with copies of the Closing Documents to the Company duly executed by the Lender, where required), in each case in accordance with the terms of the Escrow Agreement.

2. The Lender’s Representations and Warranties. As of the Closing, the Lender represents and warrants to the Company, and agrees, as follows:

(a) Investment Purposes; Compliance With 1933 Act. The Lender is purchasing the Note for its own account for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered, or exempt from registration, under the 1933 Act and applicable state securities laws. The Lender does not by its representations in this Section 2(a) agree to hold the Note for any minimum or other specific term, and reserves the right to dispose of the Note at any time in compliance with Section 5(a) below.

(b) Accredited Investor Status. The Lender is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D. The Lender has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment made pursuant to this Agreement. The Lender is aware that it may be required to bear the economic risk of the investment made pursuant to this Agreement for an indefinite period of time, and is able to bear such risk.

(c) Reliance on Exemptions. The Lender understands that the Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of applicable federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and the Lender’s compliance with, the representations, warranties, agreements and covenants of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire the Note.

(d) Information. The Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Note that have been requested by the Lender. The Lender and its advisors, if any, have been afforded the opportunity to ask all questions of the Company as they have in their discretion deemed advisable. The Lender understands that its investment in the Note involves a high degree of risk. The Lender has sought such accounting, legal and tax advice as it has considered necessary to an informed investment decision with respect to the investment made pursuant to this Agreement.

(e) No Government Review. The Lender understands that no United States federal or state agency or any other government or governmental agency has approved or made any recommendation or endorsement of the Note or the fairness or suitability of the investment in the Note, nor have such authorities passed upon or endorsed the merits of the offering of the Note.

(f) Restrictions on Transfer or Resale. The Lender understands that: (i) the Note has not been and is not being registered under the 1933 Act or any state securities laws and may not be offered for sale, sold or otherwise transferred except as provided in Section 5(a) below and (ii) neither the Company nor any other person is under any obligation to register the Note under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g) Legend. Subject to Section 5(b) below, the Lender understands that the Note will bear a restrictive legend (the “Legend”) in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE (COLLECTIVELY, THE “LAWS”). THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE APPLICABLE LAWS OR (II) AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE APPLICABLE LAWS.

(h) Authorization; Enforcement. The Closing Documents to be signed by the Lender have been duly and validly authorized, executed and delivered by the Lender and are each valid and binding agreements of the Lender enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

3. The Company’s Representations and Warranties. As of the Closing, the Company represents and warrants to the Lender, and agrees, as follows:

(a) Organization and Qualification. The Company is a corporation duly organized and existing in good standing under the laws of the State of Maryland, and has the requisite power to own its properties and to carry on its business as now being conducted. CHD is a corporation duly organized and existing in good standing under the laws of the State of Nevada, and has the requisite power to own its properties and to carry on its business as now being conducted. Both the Company and CHD are duly qualified as foreign entities to do business and are in good standing in every other jurisdiction in which the nature of the business conducted by them makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. As used herein, “Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, sales, financial condition, business, operations, affairs, circumstances or prospects of the Company and its subsidiaries (taken as a whole) from those reflected in the SEC Documents (as defined below) or from the facts represented or warranted in the Closing Documents, (ii) the ability of the Company and its subsidiaries to carry out their businesses as the same are being conducted or are proposed to be conducted at the date of this Agreement or to meet their obligations under the Closing Documents on a timely basis or (iii) the rights and remedies of the Lender under the Closing Documents.

(b) Authorization; Enforcement. The Company and CHD each have the requisite power and authority to enter into and perform the Closing Documents to which each is a party. The Company has the requisite power and authority to issue and sell the Note in accordance with the terms thereof, and to perform its obligations under the Note in accordance with their terms. The Company’s and CHD’s execution, delivery and performance of the Closing Documents to which each is a party, and their consummation of the transactions contemplated thereby, have been duly authorized by the Company’s and CHD’s Board of Directors, and no further consent or authorization of the Company or CHD, their shareholders, or any other person or entity, is required. The Closing Documents to which the Company and CHD are parties (i) have been duly and validly authorized, executed and (when issued) delivered by the Company and/or CHD (as the case may be) and (ii) constitute valid and binding obligations of the Company and/or CHD (as the case may be), enforceable against the Company and/or CHD (as the case may be) in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

(c) Capitalization. As of the Closing Date, the authorized capital stock of the Company consisted of (i) 500,000,000 shares of $.0001 par value common stock, of which 31,145,785 shares were issued and outstanding or issuable, and (ii) 50,000,000 shares of preferred stock, of which -0-shares were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and non-assessable. As of the Closing Date, except as disclosed in the attached Schedule 3(c), (i) there were no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever issued or agreed to by the Company or CHD relating to, or securities or rights convertible into, any equity interests of the Company or CHD, or arrangements by which the Company or CHD is or may become bound to issue additional equity interests and (ii) there are no outstanding debt securities of the Company or CHD. If requested by the Lender, the Company has furnished to the Lender true and correct copies of the Company’s and CHD’s Articles of Incorporation, as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s and CHD’s Bylaws, as in effect on the date hereof.

(d) Acknowledgment Regarding Lender’s Purchase of the Note. Except as disclosed on Schedule 3(d), (i) the Lender is not acting as a financial advisor to, or fiduciary of, the Company or CHD (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, (ii) this Agreement and the transactions contemplated hereby, and the relationship between the Lender and the Company and CHD, are and will be considered “arms-length” notwithstanding any other or prior agreements or nexus between the Lender and the Company and/or CHD, whether or not disclosed, and (iii) any statements made by the Lender, or any of its representatives or agents, in connection with this Agreement and the transactions contemplated hereby are not to be construed as advice or a recommendation, are merely incidental to the Lender’s purchase of the Note and have not been relied upon in any way by the Company or CHD or their respective management. The Company’s decision to enter into this Agreement and the transactions contemplated hereby have been based solely upon an independent evaluation by the Company and its management.

(e) No Integrated Offering. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances which would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from registration under the 1933 Act and, specifically, in accordance with the provisions of Regulation D. The transactions contemplated hereby are exempt from the registration requirements of the 1933 Act, assuming the accuracy of the representations and warranties of the Lender contained herein.

(f) No Conflicts. Except as set forth in the attached Schedule 3(f), neither the Company nor CHD (i) is in violation of its Articles of Incorporation and (ii) is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or CHD in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or other instrument to which the Company or CHD is a party, except for defaults or rights as would not, in the aggregate or individually, have a Material Adverse Effect. The business of the Company and CHD is not being conducted and, so long as the Lender owns the Note, shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which neither singly nor in the aggregate would have a Material Adverse Effect. Except as specifically contemplated by this Agreement or as required under the 1933 Act and any applicable state securities laws, neither the Company nor CHD is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver and perform any of its obligations under the Closing Documents in accordance with the terms thereof.

(g) SEC Documents; Financial Statements. Except as disclosed on Schedule 3(g) hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with all of the foregoing that were filed prior to the date hereof and all exhibits included therein and all financial statements and schedules thereto and all documents (other than exhibits) incorporated by reference therein being hereinafter referred to as the “SEC Documents.” The Company has delivered to the Lender (to the extent requested by the Lender) true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the applicable rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements (i) have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved except (A) as may be otherwise indicated in such financial statements or the notes thereto or (B) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements and (ii) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No information provided by or on behalf of the Company to any Lender contains any untrue statement of a material fact or omits to state any material fact required to be stated therein in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, in each case of clauses (i) and (ii) above, which, individually or in the aggregate, are not material to the financial condition, business, operations, properties, operating results or prospects of the Company. The SEC Documents contain a complete and accurate description of all written and oral contracts, agreements, leases or other instruments to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound which are required by the rules and regulations promulgated by the SEC to be disclosed (each a “Contract”). None of the Company, its subsidiaries or, to the best of the Company’s knowledge, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation would, or with the lapse of time, the giving of notice, or both, have a Material Adverse Effect.

(h) Absence of Certain Changes; Bankruptcy. Since December 31, 2007, there has been no Material Adverse Effect. Neither the Company nor CHD has taken any steps, and neither currently has any reasonable expectation of taking any steps, to seek protection pursuant to any bankruptcy law, nor does the Company or CHD have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.

(i) Absence of Litigation. Except as set forth in the attached Schedule 3(i), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or governmental body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would materially and adversely affect the validity or enforceability of, or the authority or ability of (i) the Company to perform its obligations under this Agreement or any of the documents contemplated herein or (ii) CHD to perform its obligations under the Subsidiary Amendment.

(j) Foreign Corrupt Practices. Neither the Company nor any of its subsidiaries, nor any person acting on behalf of the Company or any subsidiary has, in the course of his, her or its actions for or on behalf of the Company, (i) used any of the Company’s funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from the Company’s funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(k) Brokers; No General Solicitation. Except as set forth in Schedule 3(k), neither the Company nor any subsidiary has taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement and the transactions contemplated hereby other than as set forth in the Disbursement Instructions. The Company acknowledges that, except as set forth in Schedule 3(k), no broker or finder was involved with respect to the transactions contemplated hereby other than as set forth in the Disbursement Instructions. Neither the Company nor any other person or entity participating on the Company’s behalf in the transactions contemplated hereby, nor any person or entity acting for the Company or any such other person or entity, has conducted any “general solicitation,” as described in Rule 502(c) under Regulation D, with respect to the Note.

(l) Status of Assets. Except as described on Schedule 3(l) and except as arise by operation of law, the Company and its subsidiaries have good and marketable title to each of the assets that is material to its business, free and clear of all liens, claims, restrictions and other encumbrances. All of the outstanding shares of CHD are owned by the Company.

4. Covenants of the Parties.

(a) Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Securities Laws. The Company shall timely file a Form D (and any other equivalent form or notice required by applicable state law) with respect to the issuance of the Note if and as required under Regulation D and applicable state securities laws, and shall, upon written request of the Lender, provide a copy thereof to the Lender within five (5) days of such request. The Company shall, on or before the Closing Date, take all action necessary in order to sell the Note to the Lender in compliance with federal and applicable state securities laws, and shall provide written evidence of such action to the Lender upon written request.

(c) Intentional Acts or Omissions. No party shall intentionally perform or fail to perform any act that, if performed or omitted to be performed, would prevent or excuse the performance of this Agreement or any of the transactions contemplated hereby.

(d) Expense Reimbursement. The Company agrees to pay all reasonable fees and expenses (including reasonable business, legal, appraisal and post-Closing monitoring fees and expenses) incurred by the Lender in connection with this Agreement as the Lender may reasonably request from time-to-time; provided, however, that in the absence of a default under any of the Closing Documents, the Lender shall not be entitled to reimbursement for post-Closing monitoring fees more than two times per year. Upon demand, the Company agrees to pay, or reimburse the Lender for, all such fees and expenses, regardless of whether they are incurred before or after the date of this Agreement.

(e) Status; Taxes. Until the Note has been paid in full, the Company shall maintain its existence and the existence of CHD in good standing and shall pay all taxes, and shall cause CHD to pay all of its taxes, before they become delinquent, except for taxes that are reasonably disputed or which, if not paid, would not have a Material Adverse Effect.

(f) Use of Proceeds. The Company shall use the Purchase Price only for (i) those disbursements listed in the Disbursement Instructions and (ii) the purchase and subsequent refurbishment of the items described on the attached Schedule 4(f) (collectively, the “Assets”). On the Closing Date, the net Purchase Price (after the disbursements listed in the Disbursement Instructions) shall be deposited by the Company in a separate bank account (the “Account”) and the funds therein shall not be drawn upon (i) except for use as provided in clause (ii) above and (ii) until the Lender has provided its written consent to such draw down, which shall be provided within three (3) days after the Lender receives a copy of the purchase order or invoice for refurbishment work (as applicable) with respect to such draw down. For monitoring purposes, the Company shall either (i) provide the Lender with online access to the Account (viewing only) or (ii) provide the Lender with copies of all statements with respect the Account within three (3) days after receipt by the Company.

(g) No Post-Closing Debt. Until the Note has been paid in full, unless otherwise agreed upon by the Lender in writing, in its sole discretion, neither the Company nor CHD shall incur any debt for borrowed money after the Closing Date.

(h) Monthly Financial and Other Information. Until the Note has been paid in full, within thirty (30) days after the end of each calendar month, the Company shall provide the Lender with a report, electronically or in writing, that includes (i) a listing of all of the Collateral (as defined below) as of the end of such calendar month, (ii) the cash flow status of the Collateral as of the end of such calendar month, (iii) unaudited consolidated financial statements for such calendar month (in accordance with generally accepted accounting principles (“GAAP”)), (iv) a description of any material change in the Company or any of its subsidiaries during such calendar month, (v) a description of any material legal action pending or threatened against the Company, any of its subsidiaries, or any present or former officer or director of the Company or any of its subsidiaries, during such calendar month and (vi) such other financial or business information as the Lender may from time-to-time reasonably request, all in a format that is mutually agreeable to the Company and the Lender. The Company shall also furnish to the Lender, from time-to-time, such reports in connection with the collateral described in the Security Agreement (as defined in the Amendment), the Subsidiary Security Agreement (as defined in the Subsidiary Amendment) and/or the Deed of Trust as the Lender may reasonably request, all in reasonable detail, including reports describing the equipment and as-extracted collateral, specifying the locations of the equipment and as-extracted collateral, and setting forth the then current location of the Company’s books pertaining to the collateral described in the Security Agreement, the Subsidiary Security Agreement and/or the Deed of Trust. In addition, unless otherwise notified by the Lender, during each calendar month the Company shall hold a monthly review meeting (or teleconference) with the Lender at a mutually agreeable place and time. To the extent reasonably requested by the Company, the Lender shall execute a confidentiality agreement with respect any non-public information disclosed pursuant to this Agreement.

(i) Minimum Cash and EBITDA. Until the Note has been paid in full, beginning on the first day of the month in which the Closing Date occurs and as of the first day of each calendar month thereafter, the Company shall maintain its cash and cash equivalents and EBITDA in excess of the minimum amounts set forth below for each date:

Calendar Month	Cash and Equivalents	EBITDA

July 2008	$150,000	$27,291

August 2008	$150,000	$68,228

September 2008	$150,000	$86,422

October 2008	$150,000	$128,487

November 2008	$150,000	$179,881

December 2008	$150,000	$205,578

January 2009	$150,000	$213,035

February 2009	$150,000	$248,541

March 2009	$150,000	$248,541

April 2009	$150,000	$288,840

May 2009	$150,000	$288,840

June 2009	$150,000	$311,059

July 2009	$150,000	$339,698

August 2009	$150,000	$339,698

September 2009	$150,000	$365,829

October 2009	$150,000	$388,929

November 2009	$150,000	$388,929

December 2009 and thereafter	$150,000	$418,847

(j) Distributions and Redemptions. Until the Note has been paid in full, neither the Company nor any subsidiary shall (i) purchase, redeem or otherwise acquire for value any of its equity securities now or hereafter outstanding or (ii) make any distribution of its assets to its shareholders, other than distributions by CHD to the Company.

(k) Sale of Assets; Leasebacks; Management Fees. Until the Note has been paid in full, the Company shall not, and shall not permit any subsidiary to, enter into any arrangements, directly or indirectly, with any person or entity, whereby any of them shall (i) sell or transfer any assets, whether now owned or hereafter acquired, outside of the ordinary course of business, (ii) rent or lease as lessee such assets (or any part thereof) or any other property which any of them intends to use for substantially the same purpose or purposes as the property to be sold or transferred or (iii) pay any management fee or similar type of fee to any person or entity, except that payments to Nortia Capital Partners, Inc. pursuant to an agreement that is listed as an Exhibit to the Company’s Form 10-KSB for the fiscal year ended December 31, 2007, shall be permitted. To the extent there is a sale of the Assets in the ordinary course of business, the Company shall notify the Lender of such sale in writing and shall offer to repay the outstanding principal amount of the Note in an amount equal to the sale price (which offer may be accepted or rejected by the Lender, in its sole discretion) unless (i) the sale price is less than $100,000 or (ii) within thirty (30) days of receipt, the sale proceeds are expended to purchase new Assets with a value comparable to the ones sold, in which case no repayment offer shall be required.

(l) Collateral Coverage Ratio. Until the Note has been paid in full, the Company shall not permit at any time its “Collateral Coverage Ratio” to be less than 4.5x. For purposes of this paragraph, “Collateral Coverage Ratio” shall mean, as of any date, an amount equal to the ratio of (i) the sum of (A) the cash and cash equivalents plus net “Eligible Accounts Receivable” of the Company and its consolidated subsidiaries, plus (B) 70% of the PV-10 of the Company’s proven developed reserves and 50% of the PV-10 of the Company’s proven undeveloped reserves (with the reserve numbers to be taken from a reserve report provided by an independent engineering firm acceptable to the Lender, which shall be updated as required by the Lender, but no less than annually), plus (C) the orderly liquidation value of the Company’s drilling rigs based on a third-party appraisal company acceptable to the Lender, which shall be updated as required by the Lender, but no less than annually, plus (D) 25% of the net book value of any fixed assets owned by the Company and not included in (B) or (C) above, all determined as of the end of each calendar month in which the Note remains outstanding (beginning with June, 2008) on a consolidated basis in accordance with GAAP and reflected on the Company’s consolidated balance sheet (collectively, the “Collateral”), to (ii) the unpaid principal amount of the Note. For purposes of this paragraph, the term “Eligible Accounts Receivable” shall mean accounts receivable that do not include (i) accounts which are unpaid more than 90 days from the invoice date thereof, or that were not billed in the ordinary course of the Company’s or its subsidiaries’ businesses (provided, however, that failure to bill on specific dates as provided in customer terms and conditions or other instances where the Company’s or its subsidiaries’ actions are immaterially different from their stated billing practices will not be deemed to be outside of the Company’s and its subsidiaries’ ordinary course of business, (ii) any account for which there exists a right of set-off, allowance, adjustment, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment (and for which no defense or counterclaim has been asserted)), solely to the extent of such set-off, allowance, adjustment, defense or discount, (iii) any account arising from a “consignment,” (iv) any account which arises from the sale or lease to, or performance of services for, or represents an obligation of, an employee, partner, parent or subsidiary of the Company or any affiliate of the Company or subsidiary, (v) any account arising from sales of goods or services in which the performance of the Company or its subsidiary has been bonded by an issued performance bond, (vi) any account which any manager of the Company or any subsidiary has knowledge that the account debtor has claimed that such account is subject to set-off, counterclaim, defense, allowance or adjustment, solely to the extent of such set-off, counterclaim, defense, allowance or adjustment, (vii) any account where the account debtor is the subject of bankruptcy or insolvency proceedings and (viii) any account generated by a subsidiary not domiciled in the United States of America or where the account debtor is not domiciled in the United States of America, subject to an allowance for up to $200,000 of such accounts to be included in Eligible Accounts Receivable.

(m) Financial Statements. Until the Note has been paid in full, (i) within forty-five (45) days after the end of each of the first three fiscal quarters (plus any filing extension to which the Company may be entitled based on a timely filing on Form 12b-25), the Company shall provide the Lender with unaudited consolidated financial statements of the Company and its subsidiaries for such fiscal quarter and (ii) within ninety (90) days after the end of each fiscal year (plus any filing extension to which the Company may be entitled based on a timely filing on Form 12b-25), the Company shall provide the Lender with audited consolidated financial statements of the Company and its subsidiaries for such fiscal year, in each case prepared by an accounting firm mutually acceptable to the Company and the Lender.

(n) Subsidiaries. In the event that the Company has any subsidiary other than CHD in existence at any time prior to the full payment of the Note, the Company shall cause each such subsidiary to guaranty the repayment of the Note (and related expenses) and secure such guaranty with a first-priority security interest in all of its assets, in each case pursuant to documentation substantially in the same form as the Subsidiary Guaranty (as defined in the Subsidiary Amendment), the Subsidiary Security Agreement and the Deed of Trust (if applicable).

(o) Appraisal of Assets. At the Company’s expense, within thirty (30) days after the Company completes the acquisition of an Asset, the Company shall provide the Lender with an appraisal of such Asset by an appraiser mutually acceptable to the Company and the Lender.

(p) Indemnification. Upon demand, the Company shall indemnify the Lender and its affiliates for, and shall defend and hold the Lender and its affiliates harmless against, any loss, damage, liability, cost or expense (including, but not limited to, reasonable attorney’s fees and costs of investigation) arising out of or in connection with any claim or cause of action that is brought or threatened against the Lender and/or its affiliates by any person or entity (other than the Company) as a result of the Lender entering into this Agreement or any of the other Closing Documents and/or performing its obligations hereunder or thereunder, except to the extent such loss, damage, liability, cost or expense has resulted from the gross negligence or wilful misconduct of the Lender or its affiliates. The obligations in this Section shall survive the termination of this Agreement and the repayment of the Note.

(q) No Changes to Certain Agreements. Unless consented to in writing by the Lender, until the Note has been paid in full, the Company shall not (i) materially modify any employment, consulting, advisory or other services agreement between the Company and any of its officers, directors or Nortia Capital Partners, Inc. that exists as of the Closing Date (all of which agreements are listed as Exhibits to the Company’s Form 10-KSB for the fiscal year ended December 31, 2007) or (ii) enter into any new agreement with any of its officers, directors or Nortia Capital Partners, Inc. or any of their affiliates involving employment, consulting, advisory or other services or providing for any compensation to such persons.

(r) Limitation on Payment of Legal Fees. Unless consented to in writing by the Lender, until the Note has been paid in full, the Company shall not directly or indirectly pay on behalf of any person, or reimburse any person for, any legal fees incurred by such person in any matter except one which relates solely to such person’s alleged acts or omissions on behalf of the Company.

(s) Listing on the American Stock Exchange; Independent Board. Company shall use its best efforts to cause its common stock to be listed for trading on the American Stock Exchange (“AMEX”) by November 20, 2008. In addition, the Company agrees that a majority of its Board of Directors shall be “independent” according to AMEX standards (the “Independence Standard”) by November 20, 2008. In the event that the Independence Standard is not met by the deadline, the Note’s Rate (as defined in the Note) shall increase by two percent (2%) until the Independence Standard is met.

(t) Legal Opinion. Within twenty-one (21) days after the Closing Date, the Company’s counsel shall have provided an opinion that is reasonably satisfactory to the Lender with respect to such matters as the Lender may designate.

5. Transfer, Legend and Related Matters.

(a) Transfer of a Note. Subject to the provisions of Section 8(g) below, if (i) the Note has been registered under the 1933 Act and applicable state securities laws, (ii) the Lender shall have delivered to the Company an opinion by counsel reasonably satisfactory to the Company, in form, scope and substance reasonably satisfactory to the Company, to the effect that the Note or any interest therein may be sold or transferred pursuant to an exemption from such registration or (iii) the Lender notifies the Company in writing that it is transferring the Note or any interest therein to an accredited investor then, in each instance, the Lender may transfer the Note or interest, as the case may be, upon the reasonable consent of the Company; provided, however, that the Lender may transfer the Note or any interest therein to HD Special-Situations Offshore Fund, Ltd. at any time without consent upon written notice to the Company (with the Lender hereby representing and warranting to the Company that HD Special-Situations Offshore Fund, Ltd. is an accredited investor).

(b) Removal of Legend. The Legend shall be removed from the Note, if, unless otherwise required by state securities laws, (i) the sale of the Note is registered under the 1933 Act or (ii) the holder of the Note provides the Company with an opinion by counsel reasonably satisfactory to the Company, that is in form, substance and scope reasonably satisfactory to the Company, to the effect that a public sale or transfer of the Note may be made without registration under the 1933 Act.

(c) Injunctive Relief for Breach. The Company acknowledges that a breach of its obligations under Sections 5(a) and/or 5(b) above will cause irreparable harm to the Lender by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company agrees that the remedy at law for a breach of its obligations under such Sections would be inadequate and agrees that, in the event of a breach or threatened breach by the Company, the Lender shall be entitled, in addition to all other remedies at law or in equity, to an injunction restraining any breach and/or requiring immediate appropriate action by the Company, without the necessity of showing economic loss and without any bond or other security being required.

6. Conditions to the Company’s Obligation to Sell. The obligation of the Company hereunder to sell the Note to the Lender at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions; provided, however, that these conditions are for the Company’s sole benefit and may be waived in writing by the Company at any time in its sole discretion:

(a) The Lender shall have (i) executed each of the Closing Documents to the extent required thereby and (ii) delivered such documents or signature pages thereof (via facsimile or as otherwise provided in the Escrow Agreement), together with such other items as may be required by this Agreement, to the Escrow Agent.

(b) The Lender shall have delivered to the Escrow Agent on behalf of the Company, and the Company shall have received from the Escrow Agent pursuant to the terms of Escrow Agreement, the Purchase Price by wire transfer of immediately available funds.

(c) The representations and warranties of the Lender in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Lender shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Lender at or prior to the Closing Date.

(d) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or issued by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

7. Conditions to the Lender’s Obligation to Purchase. The obligation of the Lender to purchase the Note at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions; provided, however, that these conditions are for the sole benefit of the Lender and may be waived by the Lender at any time in its sole discretion:

(a) There shall have been no Material Adverse Effect on the Company and the Company shall have paid or caused the payment of all fees and expenses due to the Lender and/or counsel for the Lender as required by this Agreement.

(b) The Company and each other person (other than the Lender) who is required to execute the Closing Documents shall have (i) executed each of the Closing Documents to the extent required thereby and (ii) delivered such documents or signature pages thereof (via overnight delivery or as otherwise provided in the Escrow Agreement), together with such other items as may be required by this Agreement, to the Escrow Agent.

(c) The Company shall have issued and have duly executed by the authorized personnel of the Company and delivered to the Escrow Agent on behalf of the Lender, the Lender’s original Note (via overnight delivery or as otherwise provided by the Escrow Agreement).

(d) The representations and warranties of the Company shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date, including obtaining all consents and approvals required for it to enter into and consummate the Closing Documents.

(e) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or issued by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

8. Governing Law; Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California as applied to contracts made and to be fully performed in such state, without regard to the conflicts of laws provisions thereof. Service of process in any civil action relating to or arising out of this Agreement (including all Exhibits or Schedules or any addenda hereto) or the transactions contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered to the Escrow Agent.

(c) Headings; Interpretation. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of this Agreement. As used herein, the masculine shall refer to the feminine and neuter, and vice versa, as the context may require. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby,” shall refer to this entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or public or legal holidays, the date shall be construed to mean the next business day following such Saturday, Sunday or public or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or public or legal holiday. Each party intends that this Agreement be deemed and construed to have been jointly prepared by the parties. As a result, the parties agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the documents referenced herein (which are incorporated herein by reference) contain the entire understanding of the parties with respect to the matters covered herein and supersede all prior agreements, negotiations and understandings, written or oral, with respect to such subject matter. Except as specifically set forth herein, neither the Company nor the Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement or the other Closing Documents shall be waived or amended other than by an instrument in writing signed by the Company and the Lender. No delay or omission of any party hereto in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

(f) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by U. S. Mail or delivered personally or by overnight courier or via facsimile (if via facsimile, to be followed within one (1) business day by an original of the notice document via overnight courier) and shall be effective (i) five (5) days after being placed in the mail, if mailed, certified or registered, return receipt requested, (ii) upon receipt, if delivered personally or (iii) one (1) day after facsimile transmission or delivery to a courier service for overnight delivery, in each case properly addressed to the party to receive the same. The addresses for such communications shall be as follows:

If to the Company:	Knight Energy Corp., Attn.: President 909 Lake Carolyn Parkway, Suite 850 Irving, Texas 75039 Telephone: (972) 401-1133 Facsimile: (972) 444-9981 E-mail: brucearthurhall@verizon.net

If to the Lender:	HD Special-Situations, LP 425 California Street, Suite 1200 San Francisco, California 94104 Attention: Todd Blankfort Telephone: (415) 277-2293 Facsimile: (415) 236-6023 E-mail: todd@hdcap.com

Each party shall provide written notice to the other parties of any change in address.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lender. The Lender may assign any or all of its rights under this Agreement to any person or entity to whom the Lenderassigns or transfers the Note pursuant to Section 5(a) above; provided, however, that such transferee shall agree in writing to be bound by the provisions of the Closing Documents that apply to the “Lender” with respect to the transferred Note. Notwithstanding anything herein to the contrary, the Lender may pledge all or any part of the Note as collateral for a bona fide loan pursuant to a security agreement with a third party lender which is an accredited investor, and such pledge shall not be considered an assignment in violation of this Agreement so long as (i) it is made in compliance with all applicable laws and (ii) such third-party lender shall assume the rights, and be bound by the obligations, of the Lender specified in the Closing Documents.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Survival. Unless this Agreement is terminated under Section 8(l) below, the representations, warranties and agreements of the Company and the Lender contained herein shall survive the Closing.

(j) Publicity. The Company and the Lender shall have the right to review (but not the right to approve), before issuance by the other, any press releases or other public statements with respect to the transactions contemplated hereby, including a “tombstone” describing the financing provided pursuant to this Agreement.

(k) Further Assurance. Each party shall do and perform, or cause to be done and performed, at its expense, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Termination. In the event that the Closing shall not have occurred on or before July 15, 2008, this Agreement may be terminated at any time thereafter by written notice from one party to the others. Such termination shall not be the sole remedy for a breach of this Agreement by the non-breaching party, and each party shall retain all of its rights hereunder at law or in equity. Notwithstanding anything herein to the contrary, a party whose breach of a covenant or representation and warranty or failure to satisfy a condition prevented the Closing shall not be entitled to terminate this Agreement.

(m) Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to the specific remedy described, and any other remedy that would otherwise be available to such party at law or in equity shall also be available. The parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies.

(n) Attorney’s Fees. If any party to this Agreement shall bring any action for relief against the other arising out of or in connection with this Agreement, in addition to all other remedies to which the prevailing party may be entitled, the losing party shall be required to pay to the prevailing party a reasonable sum for attorney’s fees and costs incurred in bringing such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment. For the purposes of this Section, attorney’s fees shall include, without limitation, fees incurred with respect to the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery and (v) bankruptcy litigation.

IN WITNESS WHEREOF, the Lender and the Company have caused this Agreement to be duly executed by their respective authorized persons on the date first written above.

The Company:

KNIGHT ENERGY CORP.

By:
Title:

By:
Title:

The Lender:

HD SPECIAL-SITUATIONS, LP

By:
Title:

LIST OF EXHIBITS AND SCHEDULES

Schedule of Lenders

Exhibit A	Form of 15% Senior Secured Promissory Note
Exhibit B	Amendment to Security Agreement
Exhibit C	Amendment to Corporate Guaranty
Exhibit D	Amendment to Deed of Trust, Security Agreement, Assignment of Production and Financing Statement
Exhibit E	Disbursement Instructions
Exhibit F	Escrow Agreement

Schedule 3(c)
Schedule 3(d)
Schedule 3(f)
Schedule 3(g)
Schedule 3(i)
Schedule 3(k)
Schedule 3(l)
Schedule 4(f)

SCHEDULE OF LENDERS

Name of Lender	Purchase Price and Note Principal
HD Special-Situations, LP	$2,500,000

SCHEDULE 3(c)

The Company currently has 5,300,000 warrants outstanding as follows:

Nortia Capital Partners, Inc.:	2,500,000; 1,250,000 at $.50 and 1,250,000 at $1.00 expiring March 10, 2010

Lake Capital AG:	2,500,000; 1,250,000 at $.50 and 1,250,000 at $1.00 expiring March 10, 2010

Com-Advise:	300,000 at $3.00 expiring October 1, 2008

SCHEDULE 3(d)

None

SCHEDULE 3(f)

None

SCHEDULE 3(g)

None

SCHEDULE 3(i)

None

SCHEDULE 3(k)

None

SCHEDULE 3(l)

None

SCHEDULE 4(f)

DRILLING RIG #1

Inventory:

102’ Lee C. Moore Derrick
T-20 National Draworks-powered by rebuilt 12V92 Detroit
9’ H x 40’ L x 16’ W substructure-
150 ton Ideal Blocks – 4 sheave W/B5 Hook
Top Doghouse w/water tank
Roughneck Doghouse (bottom)
2000 gal & 3000 gal diesel tanks
5000’ 4 ½” drill pipe
16 drill collars 6 ¼”
150 KW light plant w/ 292 Cummins
G D FXN 14” 12V92
C-250 15” powered by 8V71 Detroit
Brewster 150 ton swivel
Kelly & Bushings
17 ½ Emsco table
2 Pipe Baskets
2 sets pipe racks
Reagon BOP w/new bladder
Hydraulic hand pump
Tongs
Subs
New Lights
Hand Tools
Catwalk
Stairways
V-Door
New Kelly Hose
Auto Driller – rebuilt
Recorder-rebuilt
Straight Hole

Deviation spool w/ new line
Jets – new hoses
Rebuilt Air Compressor
Mud Hopper
Two (2) 300 bbl. steel mud pits (optional)

HORSEPOWER IS 750

DRILLING RIG #2
Inventory:

Lee C. Moore 102’ Derrick SN #T2702 with 4 sheaves
11’ Substructure
(2) 12V92 Detroit Engines compounded, SN #12VF0182981237400 & SN
#12VF0755281237B00, re-manufactured
Ideco H-40 Draw Works 800 HP w/ new Brakes complete w/air controls, 1” line
Ideal 150 Ton Block/Hook
Wheeland 6200
Top Doghouse 18’ X 8’ with knowledge box, bench and lockers.
Bottom Doghouse 20’ X 8’ with lockers, heater and parts bin
3000 Gallon Fuel Tank
6 Pipe Racks (3 sets)
Catwalk 45’ X 4’ X 4’
#1 Pump - 16V71 Detroit Engine on National 20P Pump w/20” Stroke SN #30056
#2 Pump – Wilson Snyder 14” pump powered by rebuilt 3406
175 KVW Light Plant Powered By 671 Detroit Engine (Rebuilt)
45’ Kelly w/Bushing and Hose
Reagan BOP w/Manuel Hydraulic Pump unit
Geolograph Recorder (3264) L-3485
Auto Drill – SN #5072
Loading ramp 9’ X 20’ X 5’
Brewster 17 ½” Rotary Table (Just Rebuilt)
Geolograph Weight Indicator
Tools – (2) Tongs, Slips, 4 ½” Elevators, 8’ Bales

300 Barrel Water Tank w/Tool Shed Combination
2000 Gallon Diesel Tank
(2) Pipe Baskets
Misc. Others
Foster makeup and breakout catheads
450 HP twin disc torque converters
Screen type shale shaker – new manufactured
(14) Collars-5 7/8” 4” Full hole w/subs

NO DEVIATION SURVEY TOOLS
ONLY ONE STEEL PIT, BARE NEEDS TO BE REWORKED
NO DRILL PIPE
BRAND NEW STRING OF 6 ½” DRILL COLLARS